EXHIBIT 99.1

TD Banknorth Inc. to Webcast its 2004 Annual Meeting

PORTLAND, Maine--March 2, 2005--TD Banknorth Inc. (NYSE:BNK) announced that its 2004 Annual Meeting of Stockholders will be held at 10:00 a.m., May 24, 2005. The meeting will take place at the Sable Oaks Marriott in South Portland, Maine. The meeting is being held a month later than usual as a result of the completion of TD Bank Financial Group's acquisition of a majority interest in Banknorth.

The webcast is available at the Company's website, www.banknorth.com, Investor Relations. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor
Network. Institutional investors can access the call via
CCBN's password protected event management site, StreetEvents (www.streetevents.com).

About TD Banknorth Inc.

At December 31, 2004, TD Banknorth Inc. headquartered in Portland, Maine, had assets of $28.7 billion and provided financial services to more than 1.3 million households in the northeast. TD Banknorth's banking subsidiary, Banknorth, N.A., operates banking divisions in Connecticut (Banknorth Connecticut); Maine (Peoples Heritage Bank); Massachusetts (Banknorth Massachusetts); New Hampshire (Bank of New Hampshire); New York (Evergreen Bank); and Vermont (Banknorth Vermont). TD Banknorth and Banknorth, N.A. also operate subsidiaries and divisions in insurance, money management, merchant services, mortgage banking, government banking and other financial services and offers investment products in association with PrimeVest Financial Services, Inc. TD Banknorth Inc. trades on the New York Stock Exchange under the symbol "BNK".

CONTACT:  TD Banknorth Inc.
          Jeffrey Nathanson, (207) 761-8517